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                                                                    Exhibit 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Sirius Satellite Radio Inc. 401(k) Savings Plan and to the incorporation by reference therein of our reports
(a) dated February 7, 2003, except for Note 2 as to which the date is March 17, 2003, with respect to the consolidated financial statements of Sirius Satellite Radio Inc. included in its annual Report (Form 10-K) for the year ended December 31, 2002 and (b) dated June 17, 2002, with respect to the financial statements and schedules of the Sirius Satellite Radio Inc. 401(k) Savings Plan included in the Plan's Annual Report (Form 11-K), for the year ended December 31, 2001, both as filed with the Securities and Exchange Commission.

                                                     /s/ ERNST & YOUNG LLP

New York, New York
June 11, 2003